EXHIBIT 10.7

May 23, 2025

Jason Stephen
jstephen@gopro.com

Dear Jason:

We are pleased to promote you to VP, General Counsel as of May 23, 2025, reporting to Nicholas Woodman, CEO. You will receive an annual salary of $380,000 USD, which will be paid every other Friday in accordance with the Company's normal payroll procedures. You will also be eligible for a discretionary bonus up to 60% of your annual salary per year, which bonus will be paid annually or otherwise as approved by the Compensation and Leadership Committee of the Board of Directors (“the CLC”), based on the executive bonus plan funding approved by the CLC.
You will also continue to be eligible to receive certain employee benefits. A list of current employee benefits will be provided in our Benefit Information Guide. You should note that the Company may modify job titles, reporting structure, salaries, commission plans, bonuses and benefits from time to time as it deems necessary and at its sole discretion.
The Compensation and Leadership Committee of the Board (the “CLC”) has approved an equity award for grant on August 15, 2025 with vesting commencement to occur as of May 15, 2025,as follows:
•113,208 shares subject to Restricted Stock Units (“RSUs”).The RSUs will vest in four equal annual installments of 25% each based on your continuous service. RSUs that vest will be settled in the Company's Class A common stock as soon as practicable after vesting. You will be responsible for applicable withholding taxes that become due upon settlement of the RSUs. The RSUs will permit payment of taxes through stock withholding and sell-to-cover transactions in our sole discretion.
•75,472 shares subject to Performance Share Units (“PSUs”). The total number of PSUs earned and subject to vesting will be calculated in reference to the achievement of certain Performance Metrics (the “Performance Metrics") per Fiscal 2025 PSU goals as approved by the CLC. PSUs earned pursuant to the attainment of the Performance Metrics will vest as follows: 1/3rd of the PSUs earned will vest on the later of i) February 15, 2026 and ii) the date the Performance Metrics are certified as achieved, and 1/12th of the PSUs earned will vest quarterly thereafter. PSUs that vest will be settled in the Company's Class A common stock as soon as practicable after vesting. You will be responsible for applicable withholding taxes that become due upon settlement of the PSUs. The PSUs will permit payment of taxes through stock withholding and sell-to-cover transactions in our sole discretion.
The RSUs and PSUs will be subject to the terms and conditions set forth in the GoPro, Inc. 2024 Equity Incentive Plan (the “Plan”) and in the applicable agreements that will be provided to you as soon as practicable after the grant date and which you will be requested to sign or otherwise accept in accordance with the Company’s acceptance procedures.
The Company is excited about your promotion and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Any modification or change in your at will status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company. You will be eligible to participate in the Company’s Executive Severance Policy and will be party to our standard Change in Control Severance Agreement applicable to our most senior executive officers on terms no less favorable than those currently in effect for others on the Senior Leadership Team.
By your signature below, you acknowledge that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed, and you represent that your signing of this offer and employment with the Company will not violate any such agreement. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.
As you know: as a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook and Code of Conduct.
As a condition of your employment, you were also required to sign and comply with the Company’s standard Employee Invention Assignment and Confidentiality Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information, as well as the Company’s standard Mutual Arbitration Agreement, which you may opt out of as set forth in the Mutual Arbitration Agreement and the opt-out letter provided with the Mutual Arbitration Agreement.
To document the Company's offer for your promotion, please sign and date this letter in the space provided below. This letter, along with the Employee Invention Assignment and Confidentiality Agreement and the Mutual Arbitration Agreement (or opt-out), set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. The terms set forth in this letter shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to supplement the terms herein and (ii) is signed by both parties hereto.

We look forward to your continued work at GoPro and we are excited for this new chapter in your career at GoPro.

Sincerely,

/s/ Tim Betry
Tim Betry
SVP, People & Places

Agreed to and accepted:

Signature:	/s/ Jason Stephen	Date:	May 23, 2025
Jason Stephen